Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Chiron Corporate Communications & Investor Relations
Media:	510.923.6500
Investors:	510.923.2300

CHIRON NAMES URSULA B. BARTELS
VICE PRESIDENT AND GENERAL COUNSEL
—Seasoned Pharmaceutical Executive Brings Significant
Legal Expertise to Chiron—

EMERYVILLE, Calif., July 27, 2004 — Chiron Corporation (NASDAQ: CHIR) today announced the appointment of Ursula B. Bartels as vice president and general counsel for Chiron, effective late August. Ms. Bartels will be responsible for all legal functions at Chiron. She will report to Howard Pien, president and chief executive officer, and serve as a member of Chiron’s executive committee.

William Green, currently senior vice president and general counsel of Chiron, will be stepping down from his position. However, he will continue to serve as secretary to the board of directors and will assume an additional role as special counsel to the CEO, working on issues of strategic importance to both management and the board on a part-time basis.

“Ursula brings a wealth of legal experience to Chiron’s management team. We are pleased to have a general counsel with her qualifications assume this important role, and we welcome the insight and perspective that she will bring to our organization,” said Mr. Pien. “We are also delighted that Chiron will continue to benefit from Bill Green’s unparalleled expertise. Bill has been a valuable contributor to Chiron since its inception and has played a key role in helping to build Chiron into the successful and vibrant organization that it is today.”

Ms. Bartels is currently vice president of Boehringer Ingelheim Corporation and senior vice president, general counsel and secretary of Boehringer Ingelheim Pharmaceuticals, Inc. where she is responsible for all legal functions for the corporation and United States subsidiaries. Prior to joining Boehringer in 1999, Ms. Bartels worked at SmithKline Beecham for ten years, where she progressed from a litigation attorney to associate general counsel, responsible for the full range of legal operations and compliance for two United States divisions. Ms. Bartels began her legal career at Stradley Ronan Stevens and Young, in Philadelphia. She received an A.B. degree cum laude from Bryn Mawr College and a J.D. from the University of Virginia Law School.

About Chiron

Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide.  The company’s consistent success has come from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach.  Chiron believes that science has the power to improve people’s lives and harnesses that power to transform human health.

This year, Chiron Vaccines celebrates 100 years of advancing medicine with the anniversary of two founding companies.  In 1904, Emil von Behring and Achille Sclavo independently started companies in Germany and Italy, respectively, dedicated to the research, development and manufacture of vaccines to protect humanity from infectious disease.  As the fifth-largest vaccine manufacturer in the world, Chiron remains dedicated to the legacies of von Behring and Sclavo to prevent disease and develop new vaccines to improve human health globally.

This news release contains forward-looking statements that involve risks and uncertainties and are subject to change. A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended March 31, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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